     As filed with the Securities and Exchange Commission on August 11, 1999
                                                         Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                              --------------------

                           ENDOCARDIAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                 41-1724963
   (State or other jurisdiction of                   (I.R.S Employer
    incorporation or organization)                  Identification No.)

                           1350 Energy Lane, Suite 110
                            St. Paul, Minnesota 55108
                                 (651) 644-7890

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                      Copy to:
          James W. Bullock                       Kenneth L. Cutler, Esq.
 President, Chief Executive Officer              Dorsey & Whitney LLP
     1350 Energy Lane, Suite 110                220 South Sixth Street
      St. Paul, Minnesota 55108            Minneapolis, Minnesota 55402-1498
           (651) 644-7890                           (612) 340-2600
         Fax: (651) 644-7897                      Fax: (612) 340-8738

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                              Proposed
                                           Amount         Maximum Offering        Proposed
      Title of Each Class of               to be          Price per Share     Maximum Aggregate       Amount of
    Securities to be Registered        Registered(1)            (2)            Offering Price     Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           1,111,111 Shares       $10.5625            $11,736,110          $3,262.64
--------------------------------------------------------------------------------------------------------------------

(1) This amount represents shares to be offered by the selling stockholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale.
(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the Common Stock on August 9, 1999 as reported on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 1999

                                   PROSPECTUS


                           ENDOCARDIAL SOLUTIONS, INC.
                           1350 ENERGY LANE, SUITE 110
                            ST. PAUL, MINNESOTA 55108


                                1,111,111 SHARES
                           ENDOCARDIAL SOLUTIONS, INC.
                                  COMMON STOCK


         Shares of common stock of Endocardial Solutions, Inc. are being offered by this Prospectus. The shares will be sold from time to time by the selling stockholders named in this Prospectus. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on the Nasdaq National Market under the symbol "ECSI." On August 9, 1999, the last sale price of our common stock as reported on the Nasdaq National Market was $10.625 per share.

                            ------------------------

         INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


              THE DATE OF THIS PROSPECTUS IS _______________, 1999.

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 1,111,111 shares (the "Shares") of our common stock which the selling stockholders named in this Prospectus (the "Selling Stockholders") may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

         The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

         This Prospectus describes certain risk factors that you should consider before purchasing the Shares. See "Risk Factors" beginning on page 3. You should read this Prospectus together with the additional information described under the heading "Where You Can Find More Information."

                               --------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About this Prospectus.................................................      2

Risk Factors..........................................................      3

Where You Can Find More Information...................................     10

About Endocardial Solutions, Inc. ....................................     11

Selling Stockholders..................................................     13

Plan of Distribution..................................................     13

Legal Matters.........................................................     14

Experts...............................................................     14

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING ANY SHARES. YOU SHOULD ALSO BE AWARE THAT CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT RELATED TO HISTORICAL RESULTS ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS OF OUR STRATEGIES, PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OUR SUCCESS DEPENDS ON DEVELOPING AND COMMERCIALIZING THE ENSITE SYSTEM

         The EnSite System is currently our only potential product, and our success depends entirely on the successful development, commercialization and market acceptance of the EnSite System. Modifications to the EnSite System may require additional clinical trials and, ultimately, United States and international regulatory approvals before they can be fully marketed in the United States and abroad. Problems in the following areas could materially impact the commercialization of the EnSite System:

      -  research and development,
      -  clinical testing,
      -  regulatory submissions and approval,
      -  product manufacturing and commercial scale-up,
      -  marketing, or
      -  product distribution.

We have recently begun to generate revenue from the EnSite System. We cannot assure you that we will ever derive substantial revenues from the sale of the EnSite System.

CLINICAL TESTING OF OUR PRODUCTS CONTINUES TO BE REQUIRED

         We have conducted clinical trials on patients for ventricular tachycardia ("VT") and supraventricular tachycardia ("SVT") in the United States and in Europe, and we have at times experienced complications in our clinical trials. During the third and fourth quarters of 1998, we submitted to the United States Food and Drug Administration (the "FDA") two premarket notification applications under Section 510(k) of the Food, Drug and Cosmetic Act (the "FDC Act") containing the results of our left ventricular and right atrium multi-center clinical trials. We believe, however, we will be required to conduct more extensive clinical testing in the United States in order to support a premarket approval ("PMA") application to the FDA for marketing approval for use of the EnSite System in the left ventricle of the heart. Patients selected for clinical trials must meet stringent guidelines to undergo testing, and we cannot assure you that patients can be enrolled in clinical trials on a timely basis. Further, we cannot assure you that any of our products will prove to be safe and effective in clinical trials under United States or international regulatory guidelines. The clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining approvals. If the EnSite System does not prove to be safe and effective in clinical trials, our business, financial condition and results of operations would be materially and adversely affected.

OUR PRODUCTS ARE SUBJECT TO REGULATORY APPROVAL

         The manufacture and sale of medical devices, including the EnSite System, are subject to extensive regulation in the United States, principally by the FDA and corresponding state agencies, and in other countries. In the United States, our products are subject to the FDA's premarket approval requirements, which have not yet been satisfied for left ventricular use. Securing FDA approvals requires us to submit extensive clinical data and supporting information to the FDA. During the third and fourth quarters of 1998, we submitted to the FDA two premarket notification applications under Section 510(k) of the FDC Act containing the results of our left ventricular and right atrium multi-center clinical trials. The FDA has cleared the EnSite System for use in the right atrium of the heart. In March 1999, we determined that our FDA application for left ventricular use of the EnSite System will be submitted as a PMA application. However, we may not be able to file a PMA application with the FDA to market the EnSite System for diagnosing VT in the United States until we complete more extensive clinical trials. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain.

         Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country, and approval for sale internationally may take more or less time than that required for FDA approval. We have obtained CE certification for the EnSite catheter and for the EnSite 3000 clinical workstation, allowing us to sell our products in member countries of the European Union. We may encounter significant costs and requests for additional information in continuing our efforts to obtain regulatory approvals in other countries, which could substantially delay or preclude us from marketing our products internationally.

         Marketing approvals, if granted, may require us to limit the indicated use of our product. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. We will be required to follow FDA regulations regarding Good Manufacturing Practices and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with Good Manufacturing Practices and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA, and by comparable agencies in other countries. If we fail to comply with applicable regulatory requirements, we could be subjected to warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket approval, withdrawal of approvals and criminal prosecution.

         We cannot assure you that we will be able to obtain the necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive the approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material and adverse effect on our business, financial condition and results of operations.

TREATMENTS USING THE ENSITE SYSTEM MAY NOT BE AVAILABLE TO PATIENTS

         We have developed the EnSite System to diagnose tachycardia and assist electrophysiologists in selecting among treatment options. Current treatments for VT include drugs, implantable defibrillators, surgery and, potentially, catheter ablation. We believe that the EnSite System will enable increased use of catheter ablation for treating complex VT. Because ablation treatment for VT is relatively new and untested, the long term effects of ablation on patients are unknown. As a result, the long term success of ablation therapy in treating VT will not be known for several years. Catheter ablation devices require PMA approval by the FDA, and we cannot assure you that a catheter ablation market will develop. Moreover, we cannot assure you that the EnSite System will prove useful in diagnosing VT for treatment by catheter ablation products. We are not in the process of developing a catheter for ablation treatment and are entirely dependent upon other medical device companies to develop those devices. If a market for treating VT by catheter ablation does not develop, our business, financial condition and results of operations could be materially and adversely affected.

OUR PRODUCTS MAY BE UNABLE TO DIAGNOSE ATRIAL FIBRILLATION

         In addition to assisting the diagnosis of VT, we intend to apply the EnSite System to the diagnosis of SVT, including atrial fibrillation. However, we have conducted only limited clinical studies of our technology on patients suffering from atrial fibrillation. We may be unable to successfully extend our technology to the mapping of atrial fibrillation or obtain regulatory approval to test and market any products developed using the technology to map atrial fibrillation. We have made, and expect to continue to make, research and development expenditures to extend our technology to the diagnosis of atrial fibrillation. We cannot assure you that we will realize any benefit from these expenditures.

         Atrial fibrillation is a complex disease and the subject of continuing research. The therapies presently available for atrial fibrillation are in the developmental stage with no proven effectiveness. Even if we are successful in extending our technology to provide products that are capable of diagnosing atrial fibrillation, we cannot assure you that treatments for atrial fibrillation will exist that will require the diagnostic capabilities of any of our products. As a result, a commercial market may never develop for any product we develop for the diagnosis of atrial fibrillation. We have no present intention to develop any medical devices on our own for the treatment of atrial fibrillation.

OUR PRODUCTS MAY NOT SUCCEED IN THE MARKET

         The commercial success of the EnSite System depends upon the number of diagnostic procedures performed by electrophysiologists using the system. Our system may not gain any significant degree of market acceptance among electrophysiologists, patients, health care insurers and managed care providers. Electrophysiologists will not recommend diagnostic procedures until clinical data demonstrate the safety and efficacy of those procedures. Even if we demonstrate the safety and efficacy of the EnSite System, electrophysiologists and other physicians may elect not to recommend the procedures for any number of other reasons, including the availability of alternative procedures and treatment options, or inadequate levels of reimbursement. Broad use of the EnSite System will require time-consuming training of electrophysiologists, which could adversely also affect market acceptance. If our products are not accepted by the market, our business, financial condition and results of operations would be materially and adversely affected.

WE FACE SIGNIFICANT INDUSTRY COMPETITION

         The cardiac medical device market is highly competitive, and the EnSite System is a new technology that must compete with more established devices. Certain of our competitors are developing new approaches and new products for diagnosing VT and SVT, including contact mapping systems using multi-electrode basket contact catheters and single-point mapping technologies. Certain of our competitors have integrated product lines that include products for both diagnosis and ablation treatment, which may afford them opportunities for product bundling and other marketing advantages. Many of our competitors have an established presence in the field of electrophysiology and established relationships with electrophysiology labs. Many of our competitors have substantially greater financial and other resources than we do, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. Some of our competitors may achieve patent protection, regulatory approval or product commercialization more quickly than us, which may decrease our ability to compete.

OUR PRODUCTS MAY BECOME OBSOLETE IF WE ARE UNABLE TO ANTICIPATE AND ADAPT TO RAPIDLY CHANGING TECHNOLOGY

         The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product is short. Alternative diagnostic systems or other discoveries and developments with respect to mapping tachycardia may render our products obsolete. Furthermore, the greater financial and other resources of many of our competitors may permit them to respond more rapidly than us to technological advances. If we fail to demonstrate the safety, benefit, efficacy and cost effectiveness of our products as compared to those of our competitors, or if we fail to develop new technologies and products before our competitors, our business, financial condition and results of operations would be materially and adversely affected.

WE DEPEND ON OUR PATENTS AND PROPRIETARY TECHNOLOGY, WHICH WE MAY NOT BE ABLE TO PROTECT

         Our success will depend in part on our ability to obtain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing the intellectual property rights of others. The patent positions of medical device companies are uncertain and involve complex and evolving legal and factual questions. We cannot assure you that any of our pending or future patent applications will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of our patents will exclude competitors or that the patent rights granted to us will provide us any competitive advantage. We may discover that our technology infringes patents or other rights owned by others, and we cannot be certain that we were the first to make the inventions covered by each of our issued patents and our pending patent applications, or that we were the first to file patent applications for such inventions. In addition, we cannot assure you that our competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. Further, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

         In addition to patents, we rely on trade secrets and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information or confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS WHICH WOULD BE COSTLY TO RESOLVE

         There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and our competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive and the outcome is difficult to predict. We cannot assure you that we will not become subject to patent infringement claims or litigation, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions. Litigation or regulatory proceedings may also be necessary to enforce our patent or other intellectual property rights. We may not always have the financial resources to assert patent infringement suits or to defend ourselves from claims. An adverse result in any litigation could subject us to liabilities to, or require us to seek licenses from or pay royalties to, others that may be substantial. Furthermore, we cannot assure you that the necessary licenses would be available to us on satisfactory terms, if at all.

WE HAVE LIMITED MANUFACTURING EXPERIENCE

         We have limited experience in manufacturing the EnSite catheter and the patient interface unit of the EnSite System. We currently manufacture our products in limited quantities for laboratory and clinical testing and only have begun to manufacture our products for commercial sale. We have limited experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales, and we cannot assure you that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If we receive regulatory approval for our products, we will need to expend significant capital resources and develop the necessary expertise to establish large-scale manufacturing capabilities. We may encounter the following difficulties in scaling up production of our products:

     - problems involving production yields,
     - quality control and assurance,
     - component supply shortages,
     - shortages of qualified personnel,
     - compliance with FDA and foreign regulations, or
     - the need for further FDA or foreign regulatory approval of new manufacturing processes.

         Our manufacturing facilities will be periodically inspected by United States and foreign regulatory authorities. In order to manufacture products for sale in the United States, our operations must undergo "Good Manufacturing Practices" compliance inspections conducted by the FDA. Our facilities and manufacturing processes have not yet undergone any inspections by the FDA. We will also be required to comply with ISO 9001 or 9002 and CE Mark standards in order to sell our products in Europe. We received ISO 9001 certification for our catheter and quality system in August 1997 and ISO 9001 certification for the clinical workstation in November 1998. We received a CE Mark for each of the EnSite catheter and the clinical workstation in the first quarter of 1998. If we fail to comply with Good Manufacturing Practices or ISO 9001 and CE Mark standards in future audits, we may be required to modify our manufacturing policies and procedures. In addition, we may be required to stop all or part of our operations until we can demonstrate that appropriate steps have been taken to comply with the regulations.

WE DEPEND ON A FEW SUPPLIERS FOR KEY COMPONENTS OF OUR PRODUCTS

         We purchase raw materials and certain key components of our products, including the computer workstation and certain components for our catheter, from one or a few suppliers. For certain of these components, there are relatively few alternative sources of supply. We currently have no agreements that would assure delivery of raw materials and components from alternate suppliers. Establishing additional or replacement suppliers for any of the components used in our products, if required, may not be accomplished quickly and could involve significant additional costs. If our suppliers are unable to provide an adequate supply of components in a timely manner, or if we are unable to locate qualified alternate suppliers for materials and components at a reasonable cost, our business, financial condition and results of operations could be materially and adversely affected. In the event we had to replace a single source supplier, a new supplier would be required to meet Good Manufacturing Practices and other regulatory standards.

WE HAVE LIMITED COMMERCIAL SALES AND MARKETING EXPERIENCE

         We have limited experience marketing the EnSite System. We cannot assure you that we will be able to maintain a suitable sales force or enter into or maintain satisfactory marketing arrangements with others. Our sales and marketing efforts may not be successful.

WE WILL NEED TO CAREFULLY MANAGE OUR EXPANDING OPERATIONS

         In order to complete clinical trials, prepare additional products for clinical trials, and develop future products, we believe that we will be required to expand our operations, particularly in the areas of research and development, manufacturing, quality assurance and sales and marketing. As we expand our operations in these areas, the expansion will likely result in new and increased responsibilities for management. To accommodate any growth and compete effectively, we must implement and improve our information systems, procedures, and controls, and expand, train, motivate and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our future operations.

INTERNATIONAL OPERATIONS WILL EXPOSE US TO ADDITIONAL RISKS

         We plan to market the EnSite System through distributors in international markets, once we receive the required foreign regulatory approvals, and sales in foreign markets are initially expected to be our only source of revenue. We have entered into a distribution agreement granting Medtronic exclusive distribution rights for our products in Canada, Europe and Japan and certain rights for distribution in other regions outside of the United States. In the first quarter of 1998, we received ISO 9002 certification for our workstation and a CE Mark for each of the EnSite catheter and the clinical workstation, allowing us to begin selling our products in member countries of the European Union. ISO 9001 certification for our workstation was subsequently received in November 1998. We have no distribution arrangements for other international markets, and currently retain all distribution rights in the United States. We cannot assure you that international distributors for our products will devote adequate resources to selling our products.

         Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could materially and adversely affect on our ability to market our products internationally. Our business is also expected to subject us and our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which we operate or our products are sold. We may depend on foreign distributors and agents for compliance and adherence to foreign laws and regulations.

OUR SUCCESS MAY DEPEND ON ACHIEVING ADEQUATE LEVELS OF THIRD-PARTY
REIMBURSEMENT

         Sales of our products will depend largely on the availability of adequate reimbursement for tachycardia diagnostic procedures from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. In the United States, our products, if and when approved for commercial sale, would be purchased primarily by health care providers such as doctors and hospitals who will then seek to be reimbursed for the health care services provided to their patients. Third-party payors are increasingly challenging the pricing of medical products and procedures they consider unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate to enable us to achieve or maintain market acceptance of our products or maintain price levels which exceed our costs of developing and manufacturing our products.

         It is anticipated that our EnSite catheter will be sold at a premium compared to existing single point catheters used in current diagnostic or mapping procedures. In addition, an initial capital outlay will be required for the EnSite clinical workstation. Assuming no increase in the level of reimbursement for cardiovascular procedures utilizing our products, we will be required to justify the relative increased cost of using the EnSite System. This will require us to demonstrate the enhanced benefits of the EnSite System to health care providers and payors in terms of such factors as enhanced patient procedural efficiencies, reduced radiation exposure and improved patient outcomes. Without adequate support from third-party payors, the market for our products may be severely limited.

         Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on us. Reforms may include mandated basic health care benefits, limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies. We cannot predict whether any reform proposals will be adopted or what impact they may have on us.

         Reimbursement systems in international markets vary significantly by country and by region within some countries. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most international markets, there are private insurance systems as well as government managed systems. We cannot assure you that reimbursement for our products will be available in international markets under either government or private reimbursement systems.

OUR PRODUCTS MAY EXPOSE US TO COSTLY LITIGATION

         We may be exposed to product liability claims if a patient is adversely affected by our products. We currently carry product liability insurance covering our clinical trial operations with an aggregate limit of $5 million. We cannot assure you that our existing insurance coverage limits are adequate to cover any liabilities we might incur in connection with the distribution of our products. Although we expect to obtain product liability insurance coverage in connection with the commercialization of the EnSite System, insurance may not be available on commercially reasonable terms, if at all. Insurance, even if obtained, might not adequately cover any product liability claim.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE LOSSES

         We have generated limited revenue and have sustained significant operating losses each year since our inception. We expect our losses to continue at least through 1999. We may never generate substantial operating revenues or achieve profitability. Our ability to generate revenues from operations and make a profit depends upon successful development, regulatory approval, manufacturing and commercialization of the EnSite System and our successful transition from a research and development company to a manufacturing and sales company.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

         We may require substantial funds to meet our working capital requirements for continued research and development, testing, regulatory approval and full-scale commercial introduction of our EnSite System. In order to meet our funding needs, we may be required to raise additional funds through public or private financings, including the sale of equity or debt. Any additional equity financings may dilute current stockholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for our operations, whether from financial markets or from other sources, may not be available when needed on attractive terms, if at all. Insufficient funds may require us to delay, scale back or eliminate some or all of our programs designed to facilitate the commercial introduction of the EnSite System.

OUR SYSTEMS MAY BE SUBJECT TO YEAR 2000 PROBLEMS

         We have formed a project team consisting of representatives from our information technology, finance, manufacturing, product development and quality department to address internal and external Year 2000 issues. Based on our assessment to date, we believe we will not experience any material disruption as a result of Year 2000 problems in our financial, internal manufacturing processes or the EnSite 3000 System. However, we cannot guarantee that the systems of other companies on which we rely will be converted in a timely manner, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material and adverse effect on us. We have not yet developed a contingency plan in the event of various problem scenarios, but we will assess the need to develop a plan based on the outcome of our validation phase of our Year 2000 compliance program and the results of surveying our major suppliers. Assuming no major disruption in service from utility companies or other critical third-party providers, we believe that we will be able to manage our total Year 2000 transition without any material effect on our results of operations or financial condition. We cannot assure you, however, that unexpected difficulties will not arise and, if so, that we will be able to timely develop and implement a contingency plan.

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

          New York Regional Office         Chicago Regional Office
          Seven World Trade Center         Citicorp Center
          Suite 1300                       500 West Madison Street, Suite 1400
          New York, NY  10048              Chicago, Illinois  60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and
     - The description of our Common Stock contained in the Registration Statement on Form 8-A, dated March 12, 1997, as amended.

         This Prospectus is part of a registration statement we filed with the SEC (Registration No. 333-______). You may request a free copy of any of the above filings by writing or calling:

                           Leota L. Pearson.
                           Chief Financial Officer
                           1350 Energy Lane, Suite 110
                           St. Paul, MN 55108
                           (651) 644-7890

         You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Stockholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement.

                        ABOUT ENDOCARDIAL SOLUTIONS, INC.

         We design, develop, and manufacture a minimally invasive diagnostic system that diagnoses, within the span of a few heartbeats, arrhythmia, a potentially fatal abnormal heart rhythm. Arrhythmias are caused by irregular electrical activity in the heart which disrupts the heart's normal pumping action. Ventricular tachycardia, a type of arrhythmia, occur in the lower chambers of the heart and frequently lead to serious complications, including sudden cardiac death. Supraventricular tachycardia, including atrial fibrillation and flutter, originate in the upper chambers of the heart and often result in chest pain, fatigue and dizziness and, while generally not life-threatening, are a leading cause of stroke in the United States. Electrophysiologists have generally been unable to adequately diagnose complex arrhythmia due to the limited capabilities of present technology. We believe that our proprietary EnSite-TM- catheter and EnSite 3000-TM- clinical workstation (together, the "EnSite System") is a powerful new diagnostic tool that will enable electrophysiologists to rapidly and comprehensively map arrhythmia and improve the selection of patient treatment options.

         Our EnSite System is designed to enable electrophysiologists to rapidly and precisely locate the multiple, unpredictable points of origin of complex arrhythmia. The EnSite System applies proprietary mathematical algorithms to compute more than 3,000 points of electrical activity within a heart chamber, producing a high resolution, real-time, three dimensional color display of the electrical activity in the heart chamber. The "virtual electrogram" function of the EnSite System allows electrophysiologists to instantly view the electrical activity at any of the more than 3,000 points. The EnSite System is also capable of tracking and displaying the location and movements of auxiliary catheters introduced into the chamber.

         Our strategy is to establish the EnSite System as the leading diagnostic tool for diagnosing arrhythmia in the more than 1,200 electrophysiology laboratories worldwide. The key elements of our strategy are as follows:

         - DEMONSTRATE SAFETY AND CLINICAL EFFICACY. The EnSite System represents a new technology for mapping arrhythmia. In order to gain acceptance of this technology in electrophysiology labs, we must demonstrate the safety and effectiveness of the EnSite System through successful clinical trials. We have conducted clinical trials on VT and SVT patients in the United States and the United Kingdom using our EnSite System. We have filed the results of our studies and other product information with the FDA in order to seek the required approvals for marketing in the United States. In 1998, we received the necessary approval to market our products in the European Community. In the second quarter of 1999, we received FDA approval to market our products in the United States for right atrial use. We will also seek to demonstrate the clinical efficacy of the EnSite System through the publication of the results of our studies and clinical trials and articles on our technology in medical journals.

         - DEVELOP TECHNOLOGY FOR VENTRICULAR TACHYCARDIAS. We believe that the patient population that suffers from complex VT that are difficult to map using currently available technology presents a significant market opportunity for our EnSite System. We intend to focus on the ability of our technology to provide improved speed, increased accuracy and cost-effectiveness in mapping VT. This improved mapping power should benefit electrophysiologists in performing diagnostic procedures and prescribing treatments for an expanded patient population. In June 1997, we received FDA approval for the use of our EnSite System in the left ventricle of the heart in a multi-center clinical study. In December 1998, we filed a premarket notification application with the FDA under
              Section 510(k) of the Food, Drug and Cosmetic Act containing the results of our left ventricular multi-center clinical trials. In March 1999, we announced that our FDA application for left ventricular use of the EnSite System will be submitted as a PMA application.

         - DEVELOP TECHNOLOGY FOR ATRIAL FIBRILLATION. We believe that the EnSite System can be extended from mapping VT to mapping atrial tachycardia, including atrial fibrillation, which share similar complex characteristics, such as multiple sites of origin in unpredictable locations. In August 1997, we received FDA approval for the use of our EnSite System in the right atrium in a multi-center clinical study. In September 1998, we filed a 510(k) application with the FDA containing the results of our right atrial multi-center clinical trials. In the second quarter of 1999, we received FDA approval to market our products in the United States for right atrial use.

         - LEVERAGE RELATIONSHIPS WITH LEADING ELECTROPHYSIOLOGISTS. With our multi-center clinical studies and our U.S. and European product launch, we have established relationships with several leading electrophysiologists, which we hope will enhance market acceptance of the EnSite System.

         We were incorporated in Minnesota in 1992 and reincorporated in Delaware in 1995. Our common stock began trading on the Nasdaq National Market under the symbol "ECSI" on March 19, 1997. We sold 2,250,000 shares of our common stock to the public pursuant to a registered public offering, and sold 750,000 shares of our common stock in a concurrent private placement to Medtronic, Inc. Also at such time, all outstanding shares of our preferred stock were automatically converted into an aggregate of 4,705,602 shares of common stock following a 1 for 2 reverse stock split. Prior to such date, there was no established public trading market for our securities.

         In September 1997, we signed a seven-year exclusive distribution agreement with Medtronic, Inc. to market our diagnostic products for the electrophysiology markets in Europe and Japan. The distribution agreement was amended in December 1998 to provide Medtronic with exclusive distribution rights for our products in Canada. In January 1998, we signed a license agreement with Medtronic, Inc. that gives us exclusive use of 3D intracardiac location technology for our EnSite System. The technology, when integrated with the EnSite System, will improve intracardiac catheter positioning while significantly reducing the use of harmful radiation.

         In the first quarter of 1998, we received ISO 9002 certification for our workstation and a CE Mark for each of the EnSite catheter and EnSite 3000 clinical workstation, allowing us to begin selling our products in the European Community. Distribution by Medtronic in Europe of the EnSite System began in the second quarter of 1998. ISO 9001 certification for our workstation was subsequently received in November 1998.

         In February 1999, we announced a financing agreement with Medtronic, Inc. Under the agreement, we will receive $7 million from Medtronic Asset Management, which is repayable by 2001 or, if earlier, at the close of a significant round of debt or equity financing. The financing will facilitate our continued growth in Europe and preparation for our U.S. product launch.

         Our offices are located at 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108, and our telephone number is (651) 644-7890. The address of the our web site is www.endocardial.com.

RECENT DEVELOPMENTS

         FINANCING. In July 1999, we received net proceeds of $10,000,000 from a private placement to accredited investors of our common stock at $9.00 per share. Investors purchased a total of 1,111,111 shares in this private placement. Proceeds from the financing will be used for general working capital, including expenses associated with our U.S. product launch and ongoing research and development. We granted registration rights to the Selling Stockholders covering the resale of common stock issued to investors in the private placement. We are registering the Shares on a Form S-3 Registration Statement, of which this Prospectus forms a part, pursuant to which all of the Shares may be offered from time to time by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The Selling Stockholders acquired the Shares in connection with a private placement of our common stock. See "About Endocardial Solutions, Inc.--Financing" above. The Shares are being registered to permit public secondary trading of Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution." The following table lists the Selling Stockholders and sets forth certain information regarding the beneficial ownership of common stock of each Selling Stockholder as well as the number of Shares each Selling Stockholder may sell pursuant to this Prospectus.

                                                                                                    Maximum
                                                                                Number of          Number of
                                                                                  Shares          Shares to be
                                      Name                                     Beneficially      Sold Pursuant
                                                                                  Owned             to this
                                                                                                 Prospectus(1)
      ---------------------------------------------------------------------   ---------------    ---------------
      AST Kemper Small Cap Growth Portfolio                                          594,886            594,886
      The Kaufmann Fund Inc.                                                         444,445            444,445
      Scudder 21st Century Growth Fund                                                67,540             67,540
      Scudder Variable Life Investment Fund Small Company Growth                       4,420              4,240
                                                                                                 ---------------
      Total                                                                                           1,111,111

(1) Assumes the sale of Shares offered by this Prospectus.


                              PLAN OF DISTRIBUTION

         We are registering the Shares on behalf of the Selling Stockholders. As used in this Prospectus, the term "Selling Stockholders" includes donees and pledgees selling Shares received from a named Selling Stockholder after the date of this Prospectus. The Selling Stockholders will offer and sell the Shares to which this Prospectus relates for their own accounts. We will not receive any proceeds from the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders.

         The Selling Stockholders may offer and sell the Shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in transactions directly with market makers or in privately negotiated transactions, through put or call options transactions, through short sales, or a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares. As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Stockholders regarding the sale of their Shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders. There is no assurance that the Selling Stockholders will sell any or all of the Shares that they offer.


         The Selling Stockholders and any brokers or dealers who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits realized by them on the resale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Stockholders may be deemed to be"underwriters" within the meaning of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         The Selling Stockholders may also resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

         Upon notification to us by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating brokers or dealers, (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.


                                  LEGAL MATTERS

         The validity of the Shares offered by this Prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.


                                     EXPERTS

         The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee......................................    $       3,263
         Accounting Fees and Expenses..............................            2,000
         Legal Fees and Expenses...................................            3,000
         Miscellaneous ............................................            1,737
                                                                       -------------
                  Total............................................    $      10,000
                                                                       =============

         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII, Section 8.01 of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16.  LIST OF EXHIBITS

        5.1       Opinion of Dorsey & Whitney LLP regarding legality.
       23.1       Consent of Independent Auditors.
       23.2       Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).
       24.1       Power of Attorney.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any  prospectus  required by
                  section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 11, 1999.

                                    ENDOCARDIAL SOLUTIONS, INC.



                                    By   /s/ James  W. Bullock
                                         -------------------------------------
                                         James W. Bullock
                                         President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Name                                        Title                                   Date
         ----                                        -----                                   ----

  /s/ James W. Bullock                   President and Chief Executive Officer          August 11, 1999
---------------------------              (Principal Executive Officer)
James W. Bullock

 /s/ Leota L. Pearson                    Chief Financial Officer                        August 11, 1999
--------------------------               (Principal Financial and Accounting Officer)
Leota L. Pearson


       *                                 Director                                       August 11, 1999
--------------------------
Graydon E. Beatty

       *                                 Director                                       August 11, 1999
--------------------------
James E.  Daverman

       *                                 Director                                       August 11, 1999
--------------------------
Robert G.  Hauser, M.D.

       *                                 Director                                       August 11, 1999
--------------------------
Ronald H.  Kase

       *                                 Director                                       August 11, 1999
--------------------------
Steven R.  LaPorte


*By:  /s/ James W. Bullock                                                              August 11, 1999
     ---------------------
       James W. Bullock
       Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
  NO.           DESCRIPTION
--------        -----------
   5.1          Opinion of Dorsey & Whitney LLP regarding legality
  23.1          Consent of Independent Auditors
  23.2          Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement)
  24.1          Power of Attorney